November 2024

Preliminary Pricing Supplement No. 4,943

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 19, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, With 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Fixed Income Buffered Auto-Callable Securities, with 1-Year Initial Non-Call Period offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 7.00%. In addition, starting one year after the original issue date, if the index closing value of the underlying index is greater than or equal to the initial index value on any monthly redemption determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related monthly coupon. No further payments will be made on the securities once they have been redeemed. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final monthly coupon payment, as follows: (i) if the final index value is greater than or equal to 85% of the initial index value, meaning that the underlying index has not declined by an amount greater than the buffer amount of 15%, investors will receive the stated principal amount, or (ii) if the final index value is less than the initial index value by an amount greater than the specified buffer amount, investors will be fully exposed to the decline in the final index value of the underlying index beyond the buffer amount of 15% on a 1-to-1 basis, subject to the minimum payment at maturity of 15% of the stated principal amount. Accordingly, investors may lose up to 85% of the stated principal amount of the securities. Investors will not participate in any appreciation of the underlying index. These long-dated securities are for investors who are willing to risk their principal and who seek the opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing some or a significant portion of their investment, and the possibility of an automatic early redemption prior to maturity. The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities are issued as part of MSFL’s Series A Global Medium-Term Notes program.

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “Index” or the “underlying index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC (“S&P®”), in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement.

The goal of the underlying index is to provide rules-based exposure to unfunded, rolling positions in equity futures contracts, with a maximum exposure to the futures contracts of 400%. The index components are selected from a universe of three equity futures contracts – the E-Mini Nasdaq-100 Futures (“NQ”), which reference the Nasdaq-100 Index®, the E-Mini S&P 500 Futures (“ES”), which reference the S&P 500® Index, and the E-Mini Russell 2000 Futures (“QR”), which reference the Russell 2000® Index. We refer to the E-Mini Nasdaq-100 Futures, the E-Mini S&P 500 Futures and the E-Mini Russell 2000 Futures as the Index Components.

There are seven discrete steps in calculating the underlying index level: (1) a risk-adjusted momentum signal is calculated for each Index Component; (2) the index composition (the “Base Index”) is calculated using the risk-adjusted momentum signals; (3) the realized volatility level of the Base Index (the “Base Volatility”) is calculated; (4) theoretical leverage is calculated based on the Base Volatility and the underlying index’s targeted volatility; (5) the theoretical leverage is compared to the actual leverage; (6) if necessary, the actual leverage is adjusted; and (7) a 4.0% per annum daily decrement is applied.

For more information see “Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index” below and “Risk Factors—Risks Relating to the Underlying Index” below.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 26, 2024
Original issue date:	November 29, 2024 (3 business days after the pricing date)
Maturity date:	November 29, 2029
Early redemption:

The securities are not subject to automatic early redemption until one year after the original issue date. Following this 1-year non-call period, if, on any redemption determination date, beginning on November 25, 2025, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the monthly coupon for the related interest period.
Monthly coupon:

Unless the securities have been previously redeemed, a fixed coupon at an annual rate of 7.00% (corresponding to approximately $5.833 per month per security) will be paid on the securities on each coupon payment date.

Buffer amount:

15%. As a result of the buffer amount of 15%, the value at or above which the underlying index must close on the final observation date so that investors do not suffer a loss on their initial investment in the securities is , which is 85% of the initial index value.

Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Payment at maturity:

●If the final index value is greater than or equal to 85% of its initial index value, meaning that the final index value of the underlying index has not decreased by an amount greater than the buffer amount of 15% from its respective initial index value:

the stated principal amount plus the final monthly coupon payment

●If the final index value is less than 85% of its initial index value, meaning that the final index value of the underlying index has decreased by an amount greater than the buffer amount of 15% from its respective initial index value:

The final monthly coupon payment plus an amount equal to: $1,000 + [$1,000 × (index percent change + 15%)]
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $917.90 per security, or within $55.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of proceeds and hedging” on page 20.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated November 16, 2023   Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

Terms continued from previous page:
Initial index value:	, which is the index closing value of the underlying index on the pricing date
Coupon payment dates:

Monthly, on the 29th day of each month (or in the case of February, the last calendar day of such month), provided that if any such day is not a business day, that monthly coupon will be paid on the next succeeding business day, and no adjustment will be made to any monthly coupon payment made on that succeeding business day. The monthly coupon for November 2029 will be paid on the maturity date.

Redemption determination dates:

Beginning after one year, monthly, on November 25, 2025, December 23, 2025, January 26, 2026, February 25, 2026, March 25, 2026, April 24, 2026, May 26, 2026, June 24, 2026, July 24, 2026, August 26, 2026, September 24, 2026, October 26, 2026, November 24, 2026, December 23, 2026, January 26, 2027, February 24, 2027, March 23, 2027, April 26, 2027, May 26, 2027, June 24, 2027, July 26, 2027, August 25, 2027, September 24, 2027, October 26, 2027, November 23, 2027, December 23, 2027, January 26, 2028, February 24, 2028, March 24, 2028, April 26, 2028, May 24, 2028, June 26, 2028, July 26, 2028, August 24, 2028, September 26, 2028, October 25, 2028, November 24, 2028, December 26, 2028, January 24, 2029, February 23, 2029, March 26, 2029, April 25, 2029, May 23, 2029, June 26, 2029, July 25, 2029, August 24, 2029, September 26, 2029 and October 24, 2029, subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:

Beginning after one year, monthly, on December 1, 2025, December 29, 2025, January 29, 2026, March 2, 2026, March 30, 2026, April 29, 2026, May 29, 2026, June 29, 2026, July 29, 2026, August 31, 2026, September 29, 2026, October 29, 2026, November 30, 2026, December 29, 2026, January 29, 2027, March 1, 2027, March 29, 2027, April 29, 2027, June 1, 2027, June 29, 2027, July 29, 2027, August 30, 2027, September 29, 2027, October 29, 2027, November 29, 2027, December 29, 2027, January 31, 2028, February 29, 2028, March 29, 2028, May 1, 2028, May 30, 2028, June 29, 2028, July 31, 2028, August 29, 2028, September 29, 2028, October 30, 2028, November 29, 2028, December 29, 2028, January 29, 2029, February 28, 2029, March 29, 2029, April 30, 2029, May 29, 2029, June 29, 2029, July 30, 2029, August 29, 2029, October 1, 2029 and October 29, 2029. If any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

Final observation date:	November 26, 2029, subject to postponement for non-index business days and certain market disruption events.
Final index value:	The index closing value of the underlying index on the final observation date
Index percent change:	(Final index value – initial index value) / initial index value
CUSIP:	61776WP80
ISIN:	US61776WP805
Listing:	The securities will not be listed on any securities exchange.

November 2024 Page 2

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

Investment Summary

Fixed Income Buffered Auto-Callable Securities

Principal at Risk Securities

The Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index, which we refer to as the securities, provide for a minimum payment at maturity of only 15% of the stated principal amount. The securities offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 7.00%. In addition, starting one year after the original issue date, if the index closing value of the underlying index is greater than or equal to the initial index value on any monthly redemption determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related monthly coupon. No further payments will be made on the securities once they have been redeemed. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final monthly coupon payment, as follows: (i) if the final index value is greater than or equal to 85% of the initial index value, meaning that the underlying index has not declined by an amount greater than the buffer amount of 15%, investors will receive the stated principal amount, or (ii) if the final index value is less than the initial index value by an amount greater than the specified buffer amount, investors will be fully exposed to the decline in the final index value of the underlying index beyond the buffer amount of 15% on a 1-to-1 basis, subject to the minimum payment at maturity of 15% of the stated principal amount. Accordingly, investors could lose up to 85% of the stated principal amount of the securities.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $917.90, or within $55.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the monthly coupon rate, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

November 2024 Page 3

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

Key Investment Rationale

The securities offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 7.00%. The securities may be redeemed prior to maturity for the stated principal amount per security plus the related monthly coupon, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any monthly redemption determination date, the index closing value is greater than or equal to the initial index value.

￭The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the monthly coupon with respect to the related interest period.

￭Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index value is greater than or equal to 85% of the initial index value, meaning that the final index value of the underlying index has not decreased by an amount greater than the buffer amount of 15%.

￭The payment due at maturity will be the stated principal amount plus the final monthly coupon payment.

￭Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index value is less than 85% of the initial index value, meaning that the final index value of the underlying index has decreased by an amount greater than the buffer amount of 15% from its initial index value.

￭The payment due at maturity will be the final monthly coupon payment plus an amount equal to: $1,000 + [$1,000 × (index percent change + 15%)].

￭Investors will lose some, and may lose up to 85% of their principal in this scenario.

November 2024 Page 4

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each monthly redemption determination date (starting after one year) and (2) the final index value.

Diagram #1: Automatic Early Redemption (Starting After One Year)

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

November 2024 Page 5

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,000
Buffer Amount:	15%
Monthly Coupon:	7.00% per annum (corresponding to approximately $5.833 per month per security).[1]
Stated Principal Amount:	$1,000 per security

1 The actual monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical monthly coupon of $5.833 is used in these examples for ease of analysis.

In Example 1, the index closing value of the underlying index is greater than or equal to the initial index value on one of the monthly redemption determination dates. Because the index closing value is greater than or equal to the initial index value on such a date, the securities are automatically redeemed on the related early redemption date. In Examples 2 and 3, the index closing value is less than the initial index value on each redemption determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The securities are automatically redeemed following the monthly redemption determination date in November 2025, as the index closing value is greater than or equal to the initial index value on such redemption determination date. Therefore, investors receive (i) the monthly coupons with respect to the 11 months prior to (and excluding) the early redemption date, totaling $5.833 × 11 = $64.163, and (ii) the early redemption payment calculated as $1,000 + $5.833 = $1,005.833.

The total payment over the 1-year term of the securities is $64.163 + $1,005.833 = $1,069.996. No further payments will be made on the securities after they have been redeemed, and investors do not participate in any appreciation of the underlying index.

Example 2—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on each monthly redemption determination date. The index closing value on the final observation date is 1,200, which is above 85% of the initial index value. Therefore, you would receive (i) the monthly coupons with respect to the 59 months prior to (and excluding) the final observation date, totaling $5.833 × 59 = $344.147, and (ii) the payment at maturity calculated as $1,000 + $5.833 = $1,005.833.

The total payment over the 5-year term of the securities is $344.147 + $1,005.833 = $1,349.98.

This example represents the hypothetical maximum amount payable over the 5-year term of the securities.

Example 3—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on each monthly redemption determination date. The index closing value on the final observation date is 200, meaning that the underlying index has decreased by an amount greater than the buffer amount of 15% and investors are exposed to the downside performance of the underlying index at maturity beyond the buffer amount of 15%. Therefore, you would receive (i) the monthly coupons with respect to the 59 months prior to (and excluding) the final observation date, totaling $5.833 × 59 = $344.147, and (ii) the payment at maturity calculated as $5.833 + $1,000 + [$1,000 × (-80% + 15%)] = $355.833.

The total payment over the 5-year term of the securities is $344.147 + $355.833 = $699.98, representing a substantial loss on the initial investment.

If the securities are not automatically redeemed prior to maturity and the final index value is less than the initial index value by an amount greater than the buffer amount of 15%, you will lose some, and up to 85%, of your investment in the securities.

November 2024 Page 6

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities provide a minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities provide a minimum payment at maturity of only 15% of the stated principal amount of the securities. If the securities have not been automatically redeemed prior to maturity and if the final index value has declined from the initial index value by an amount greater than the buffer amount of 15%, you will receive for each security that you hold at maturity an amount that is less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index beyond the buffer amount. You could lose up to 85% of your investment in the securities.

￭Investors will not participate in any appreciation in the value of the underlying index. Investors will not participate in any appreciation in the value of the underlying index, and the return on the securities will be limited to the monthly coupon that is paid for each interest period until early redemption or maturity.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first year of the term of the securities.

￭The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the index closing value of the underlying index on any day will affect the value of the securities more than any other single factors, other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlying index,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Components or securities markets generally and which may affect the value of the underlying index, odividend rates on the securities underlying the indices referenced by the Index Components,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying index, the compositions of the indices referenced by the Index Components and changes in the constituent stocks of such indices, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying index has closed near or below 85% of its initial index value, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying index based on its historical performance. If the final index value is less than 85% of the initial index value, you will be exposed to the decline in the final index value beyond the buffer amount of 15% on a 1-to-1 basis. There can be no assurance that the final index value will be greater than or equal to 85% of the initial index value on the final observation date so that you do not suffer a loss on your initial investment in the securities. See “S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview” below.

November 2024 Page 7

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date, upon automatic redemption or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index, the Index Components or the component stocks of the indices referenced by the Index Components. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the component stocks of the indices referenced by the Index Components, and you will not participate in any appreciation of the underlying index.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index,

November 2024 Page 8

Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index, the Index Components or the component stocks of the indices referenced by the Index Components), including trading in the Index Components and the stocks that constitute the indices referenced by the Index Components as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks that constitute the indices referenced by the Index Components and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and the final observation date, and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the index closing value on each redemption determination date, the final index value, whether the securities will be redeemed following any redemption determination date, whether a market disruption event has occurred, and the payment that you will receive upon an automatic early redemption or at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may affect the payout to you upon an automatic early redemption or at maturity. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Alternate Exchange Calculation in Case of an Event of Default,” "—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and "—Calculation Agent and Calculations"” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Information―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information―Tax considerations”), in exchange for a cash amount based on the performance of the underlying index, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful

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Principal at Risk Securities

in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. For example, the IRS could seek to treat the securities as debt instruments subject to Treasury regulations governing contingent payment debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

￭The decrement of 4% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlying index. The level of the Base Index will track the performance of an index from which no such decrement is deducted, and as a result, the underlying index will underperform the tracked index in all cases. The level of the underlying index may decline even if the constituents of the Base Index appreciate. Because of the deduction of the decrement, the underlying index will underperform the performance of an identical index without such a decrement feature.

￭The underlying index is subject to risks associated with the use of significant leverage. At times, the underlying index will use significant leverage in an effort to achieve its target volatility. When the underlying index employs leverage, any declines in the prices of the Index Components will be magnified, resulting in accelerated losses.

￭The underlying index may not be fully invested. On a weekly index rebalance day, the underlying index’s exposure to the Index Components will be less than 100% when the implied volatility of the Index Components is above 40%. If the underlying index’s exposure to the Index Components is less than 100%, the underlying index will not be fully invested, and any uninvested portion will earn no return. The underlying index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Index Components on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlying index is not fully invested.

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Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

￭The underlying index was established on March 14, 2022 and therefore has very limited operating history. The performances of the underlying index and some of the component data have been retrospectively simulated for the period from January 1, 2019 to March 11, 2022. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to March 14, 2022 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlying index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

￭Higher future prices of the futures contracts to which the underlying index is linked relative to their current prices may adversely affect the value of the underlying index and the value of the securities. The Index Components are selected from a universe of three equity futures contracts currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the securities.

￭Suspensions or disruptions of market trading in futures markets could adversely affect the price of the securities. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the securities.

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Principal at Risk Securities

￭Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

￭The E-mini Russell 2000 Futures are one of the Index Components and are subject to risks associated with small-capitalization companies. The E-mini Russell 2000 Futures are one of the Index Components and are based on the Russell 2000® Index, which consists of stocks issued by companies with relatively small market capitalization. Therefore, at times, the underlying index will be based in part on the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the E-mini Russell 2000 Futures may be more volatile than futures contracts based on indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the Index Components or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

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Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is a rules-based, long-only index that was developed by S&P®, in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement. For additional information about the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index, see the information set forth under “Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index” below.

The inception date for the underlying index was March 14, 2022. The information regarding the underlying index prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 14, 2022. Such data must be considered illustrative only.

Information as of market close on November 15, 2024:

Bloomberg Ticker Symbol:	SPUMP40
Current Index Value:	1,249.59
52 Weeks Ago:	759.46
52 Week High (on 7/10/2024):	1,473.30
52 Week Low (on 12/6/2023):	750.99

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2019 through November 15, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on November 15, 2024 was 1,249.59. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance. No assurance can be given as to the closing value of the underlying index on the final observation date.

S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Daily Closing Values January 1, 2019* to November 15, 2024

*The underlying index was established on March 14, 2022. The information prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Principal at Risk Securities

S&P® U.S. Equity Momentum 40% VT 4% Decrement Index	High	Low	Period End
2019
First Quarter	348.12	268.56	324.60
Second Quarter	382.50	284.37	341.54
Third Quarter	387.52	285.53	314.73
Fourth Quarter	434.55	280.71	426.81
2020
First Quarter	521.28	304.31	322.61
Second Quarter	443.32	314.71	415.77
Third Quarter	639.38	421.14	524.05
Fourth Quarter	713.46	474.12	704.59
2021
First Quarter	863.77	663.10	749.09
Second Quarter	837.77	699.66	837.77
Third Quarter	1,043.86	806.82	832.62
Fourth Quarter	1,161.26	814.80	1,108.82
2022
First Quarter	1,131.39	784.94	875.35
Second Quarter	894.88	573.82	593.26
Third Quarter	795.55	558.98	558.98
Fourth Quarter	666.33	554.86	579.57
2023
First Quarter	721.27	559.38	638.34
Second Quarter	838.08	583.45	836.32
Third Quarter	939.41	682.50	693.59
Fourth Quarter	924.21	605.74	910.60
2024
First Quarter	1,127.66	816.06	1,122.03
Second Quarter	1,321.16	909.01	1,268.65
Third Quarter	1,473.30	1,057.68	1,244.65
Fourth Quarter (through November 15, 2024)	1,355.62	1,151.13	1,249.59

“S&P®” is a trademark of S&P® Global, Inc. For more information, see “Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index” below.

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Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

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Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The month from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any monthly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Postponement of maturity date:

If the scheduled final observation date is not an index business day or if a market disruption event occurs on that day so that the final observation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final observation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final observation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final observation date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as monthly coupon with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the monthly coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Fixed Income Buffered Auto-Callable Securities due November 29, 2029, with 1-Year Initial Non-Call Period

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•dealers and certain traders in securities or commodities;

•investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•regulated investment companies;

•real estate investment trusts; or

•tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)  a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the underlying index; and

(ii)  a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the

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Principal at Risk Securities

time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, a portion of the coupon on the securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”). The Yield on the Deposit will be determined by us as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the securities should generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Underlying Index upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

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Sale or Exchange of the Securities Prior to Settlement. Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire coupon on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

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Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•an individual who is classified as a nonresident alien;

•a foreign corporation; or

•a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•certain former citizens or residents of the United States; or

•a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying

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Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued. The costs of the securities borne by you and described beginning on page 3 above comprise the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Index Components, in the stocks constituting the indices referenced by the Index Components, in futures and/or options contracts on the underlying index, the Index Components or

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the stocks constituting the indices referenced by the Index Components listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, as a result, could increase the value at or above which the underlying index must close on the final observation date in order for you to avoid being exposed to the negative performance of the underlying index at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the final observation date, and, accordingly, the payment to you at maturity.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.

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Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Overview

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “Index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC (“S&P®”), in coordination with Morgan Stanley, and was established on March 14, 2022. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement.

Index Strategy

The goal of the Index is to provide rules-based exposure to unfunded, rolling positions in equity futures contracts, with a maximum exposure to the futures contracts of 400%. The index components are selected from a universe of three equity futures contracts – the E-Mini Nasdaq-100 Futures (“NQ”), which reference the Nasdaq-100 Index®, the E-Mini S&P 500 Futures (“ES”), which reference the S&P 500® Index, and the E-Mini Russell 2000 Futures (“QR”), which reference the Russell 2000® Index. We refer to the E-Mini Nasdaq-100 Futures, the E-Mini S&P 500 Futures and the E-Mini Russell 2000 Futures as the Index Components. For more information on the E-Mini Nasdaq-100 Futures, the E-Mini S&P 500 Futures and the E-Mini Russell 2000 Futures, see “Index Components” below.

Calculation of Index Level

There are seven discrete steps in calculating the Index level: (1) a risk-adjusted momentum signal is calculated for each Index Component (see “Determining the Risk-Adjusted Momentum Signal for Each Futures Contract”); (2) the index composition (the “Base Index”) is calculated using the risk-adjusted momentum signals (see “Calculation of the Base Index”); (3) the realized volatility level of the Base Index (the “Base Volatility”) is calculated (see “Volatility Targeting”); (4) theoretical leverage is calculated based on the Base Volatility and the Index’s targeted volatility (see “Leverage” and “Volatility Targeting”); (5) the theoretical leverage is compared to the actual leverage (see “Leverage”); (6) if necessary, the actual leverage is adjusted (see “Leverage”); and (7) a 4.0% per annum daily decrement is applied (see “Decrement Deduction”).

Determining the Risk-Adjusted Momentum Signal for Each Futures Contract

The Base Index is rebalanced daily according to each Index Component’s risk-adjusted momentum signal. To calculate the risk-adjusted momentum signals, each Index Component’s longer-term moving average price is divided by its shorter-term moving average price. The resulting value is then divided by that Index Component’s volatility, with the quotient representing the risk-adjusted momentum signal. Each Index Component’s longer-term moving average price is calculated over a period of two months and the shorter-term moving average price is calculated over a period of one month.

Calculation of the Base Index

The Base Index for the Index is calculated daily. At any given time, the Base Index is composed of either two or three of the Index Components. The Base Index is calculated based on the risk-adjusted momentum signal (see “Determining the Risk-Adjusted Momentum Signal for Each Index Component”). On a daily basis, the top two Index Components, as measured by risk-adjusted momentum signal, are weighted in the Base Index at 50% each. In a scenario where all three Index Components have identical risk-adjusted momentum signals, each Index Component is weighted as 33.333% of the Base Index. In a scenario where one Index Component has the highest risk-adjusted momentum signal, and the other two Index Components have identical risk-adjusted momentum signals, the Index Component with the highest risk-adjusted momentum signal is weighted as 50% of the Base Index and the other two Index Components are each weighted as 25% of the Base Index.

Volatility Targeting

On a daily basis, the Index’s exposure to the Index Components is adjusted in an effort to seek a target volatility of 40%. If the Base Volatility is less than the target volatility of 40%, the Index will employ leveraged exposure of up to four times (meaning the Index can have up to 400% exposure to the Index Components comprising the Base Index) to seek to achieve the target volatility, subject to the filter described below (see “Leverage”). Under no circumstances will the Index seek to employ exposure of greater than 400% to the Index Components. Subject to the filter described below (see “Leverage”), if the Base Volatility is above 40%, the Index’s exposure to the Index Components will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Leverage

The targeted leverage based on the realized volatility of the Base Index (the “theoretical leverage”) will often differ from the actual leverage the Index employs at a given time because the Index employs a filter (the “Filter”) that regulates changes to the

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actual leverage. The Filter operates in such a way so that the actual leverage is adjusted only when the difference between the actual leverage and the theoretical leverage exceeds a 5% threshold. The theoretical leverage and actual leverage are calculated daily, and when the difference between the two exceeds the 5% threshold, a change in actual leverage is implemented, with a two-day lag.

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Decrement Deduction

The Index applies a 4.0% per annum daily decrement that will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the Base Index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

Index Components

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. The Index Components are rolled forward once a quarter, with one-third of the contracts being rolled forward on each of the fourth, third, and second day prior to expiration.

E-Mini Nasdaq-100 Futures

E-mini Nasdaq-100 Futures (the “NQ”) are U.S. dollar-denominated futures contracts on the Nasdaq-100 Index® traded on the Chicago Mercantile Exchange (the “CME”), where each futures contract references a value of $20 times the level of the Nasdaq-100 Index®. The CME is a derivatives marketplace based in Chicago that facilitates the trading of futures and options. The NQ trades in increments of 0.25 index points with each incremental movement, or “tick,” which in this case would be each 0.25-point movement, equaling five dollars.

NQ contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the NQ contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the NQ contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiration month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of NQ contracts is based on the opening prices of the component stocks in the Nasdaq 100® Index, determined on the third Friday of the contract month. For more information on the Nasdaq-100® Index, see “Nasdaq-100® Index” in the accompanying index supplement.

E-Mini S&P 500 Futures

E-mini S&P 500 Futures (the “ES”) are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the CME, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

ES contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the ES contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of ES contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month. For more information on the S&P 500® Index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

E-Mini Russell 2000 Futures

E-mini Russell 2000 Futures (the “QR”) are a U.S. dollar-denominated futures contracts, based on the Russell 2000® Index, traded on the CME, representing a contract unit of $50 multiplied by the Russell 2000® Index, measured in cents per index point. The QR trades in increments of 0.10 index points with each tick equaling five dollars.

QR contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the QR contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of QR contracts is based on the opening prices of the component stocks in the Russell 2000® Index, determined on the third Friday of the contract month. For more information on the Russell 2000® Index, see “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this pricing supplement, all of the Index Components are exchange-traded

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Principal at Risk Securities

futures contracts. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the Index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

November 2024 Page 25